Subsidiaries of the Registrant

During fiscal 1998, the company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:

        AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)

        Dominion Stores, Inc., a Virginia corporation (100% owned)

        Tultex International, Inc., a Virginia corporation (100% owned)

        LogoAthletic, Inc., a Virginia corporation (100% owned)

        LogoAthletic/Headwear, Inc., a Massachusetts corporation (100% owned)

        Tultex Canada, Inc., a Canadian corporation (100% owned)

        Track Gear, Inc., a Virginia corporation (100% owned)

        California Shirt Sales, Inc., a Virginia corporation (100% owned)

        Tultex/T-Shirt City, Inc. a Virginia corporation (100% owned)

        Liga Major De Mexico, S.A. DE C.V., a Mexican Corporation (100% owned)